Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

News	Contact: Jeremy Neuhart 412-434-3046 neuhart@ppg.com

Investors: Vince Morales 412-434-3740 vmorales@ppg.com
PPG completes divestiture of auto glass business
Divestiture reinforces PPG focus on coatings, specialty products
PITTSBURGH, Oct. 1, 2008 — PPG Industries (NYSE: PPG) yesterday completed the divestiture of its automotive glass and services business to a new company formed by funds managed by Kohlberg & Company, LLC, Mount Kisco, N.Y. The new company is named Pittsburgh Glass Works LLC.
PPG received approximately $270 million in net proceeds from the transaction, which included customary closing adjustments. In addition, PPG will hold a minority ownership interest of approximately 40 percent in Pittsburgh Glass Works LLC.
“Finalizing this transaction is an important milestone in PPG’s strategy to focus its efforts on continuing to be a leader in coatings and specialty products and services,” said Charles E. Bunch, PPG chairman and chief executive officer.
The automotive glass and services business supplies automotive OEM windshields, rear and side windows, sunroofs and assemblies for auto and truck manufacturers, and it supplies and distributes replacement automotive glass products for use in the aftermarket. It also provides insurance claim services through its LYNX Services subsidiary, glass management software through its GTS subsidiary, and e-business solutions through its GLAXIS division.
The business manufactures and fabricates automotive glass products in nine North American plants located in Berea, Ky.; Creighton, Meadville and Tipton, Pa.; Crestline, Ohio; Evansville, Ind.; Evart, Mich.; and Hawkesbury and Oshawa, Ont., Canada. In addition, there are nine satellite parts assembly plants, and there are LYNX Services claims management centers in Fort Myers, Fla., and Paducah, Ky. The business employs approximately 4,400 people.
About Kohlberg & Company
Kohlberg & Company, LLC, is a leading private equity firm based in Mount Kisco, N.Y. Since inception in 1987, Kohlberg has completed more than 100 platform and add-on acquisitions, with aggregate transaction value in excess of $7 billion. Kohlberg has invested approximately $2.3 billion across six private equity funds to date, including through its current $1.5 billion sixth fund, Kohlberg Investors VI.
About PPG
Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 150 manufacturing facilities and equity affiliates and operates in more than 60 countries. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.